INDEPENDENT AUDITORS' CONSENT


To the Board of Trustees of GrandView Investment Trust and Shareholders of GrandView Realty Growth Fund:

We consent to the incorporation by reference in Post-Effective Amendment
No. 4 to Registration Statement (No. 333-05675) of the FBR Family of Funds (comprising the following Funds: FBR Financial Services Fund, FBR Small Cap Financial Fund, FBR Small Cap Value Fund, FBR Realty Growth Fund and the FBR Information Technologies Fund) of our report on the GrandView Realty Growth Fund dated April 24, 1998, appearing in the Fund's Annual Report, which is incorporated by reference in such Registration Statement, and to the reference to us under the heading "Financial Highlights" in such Registration Statement.



DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania
July 1, 1998